Consent of Independent Auditors


The Board of Directors
Community Financial Holding Corporation

We consent to incorporation by reference in this Amendment to Registration Statement on Form S-4 (333-52239) of HUBCO, INC. of our report dated February 12, 1998, relating to the consolidated balance sheets of Community Financial Holding Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Community Financial Holding Corporation. We also consent to the reference to our firm under the caption "Experts."




                                                 KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
July 6, 1998